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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 333-100581-04

       Republic Engineered Products Holdings LLC (Debtor- in - Possession
                             as of October 6, 2003)
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             (Exact name of registrant as specified in its charter)

           3770 Embassy Parkway Akron, Ohio 44333-8367 (330) 670-3000
           ----------------------------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                      None
                                      ----
            (Title of each class of securities covered by this Form)

                        10% Senior Secured Notes Due 2009
                        ---------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             Rule 12h-3(b)(1)(i)
/ /
Rule 12g-4(a)(1)(ii)            Rule 12h-3(b)(1)(ii)
/ /
Rule 12g-4(a)(2)(i)             Rule 12h-3(b)(2)(i)
/ /
Rule 12g-4(a)(2)(ii)            Rule 12h-3(b)(2)(ii)
/ /                             Rule 15d-6 --------         /X/

Approximate number of holders of record as of the certification or notice
date:     27
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Pursuant to the requirements of the Securities Exchange Act of 1934, Republic
Engineered Products Holdings LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 13, 2004         BY:      /s/  Joseph A. Kaczka
        ----------------            --------------------------------------
                                    Joseph A. Kaczka,
                                    Chief Financial Officer, Vice President,
                                         Finance and Controller, Treasurer and
                                         Secretary